EXHIBIT 10.1

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

May 8, 2025

Paul Reider
[***]

[***]

Dear Paul,

Your position as Chief Commercial Officer will end by mutual agreement effective April 30, 2025 (the “Separation Date”).  This letter (the “Agreement”) provides information regarding the mutual separation package agreement offered to you by Coherus Biosciences, Inc. (the “Company”) should you agree to sign this Agreement.

On the eighth day following your signing of this Agreement, and provided it is not revoked as provided herein, (the “Effective Date”), you will be entitled to the severance detailed below, provided that you comply with the terms of the Agreement.

1.Payment of Wages, Accrued Unused PTO, and Business Expenses.  Effective April 30, 2025, you will receive payment of wages through April 30, 2025, plus paid time off (“PTO”) accrued but unused through the Separation Date. You may submit any business expenses incurred by you in accordance with the Company’s normal travel and expense policies for an additional thirty (30) calendar dates after the Separation Date, and the Company will promptly reimburse you for all documented and approved expenses.  All items in this Section 1 will be paid to you regardless of whether you elect to sign this Agreement.
2.Severance Payments and Benefits.  Beginning with the first payroll period that is at least three (3) working days following the Separation Date, you will be restored to the Company’s payroll and will receive twelve months of additional pay, which equals $528,736.80, in accordance with the Company’s normal payroll practices and less applicable taxes and authorized withholding (“Severance Payment”).  The payment of this Severance Payment will still be paid in the event of your death by making such payments to your designated beneficiary.  In addition, if you timely elect to receive continuation of your healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay for your COBRA premiums for employee and spouse coverage through December 31, 2026 (“COBRA Period”).  COBRA coverage will continue to be provided to your spouse during the COBRA Period in the event of your death.  In addition, you will receive your 2024 corporate bonus at the time

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corporate bonuses are paid to all eligible employees.  You will also receive a lump sum payment of $3,000 to convert your group life insurance coverage into an individual policy.

3.Equity Awards. Your stock options and restricted stock units will continue to vest through December 31, 2026 as if you had continued as a full-time employee of the Company. Following your Separation Date, you may exercise your vested stock options until the later of (x) the Expiration Date of the relevant stock option and (y) April 1, 2027, with the understanding that in the event that the exercise price of any of your options is less than the fair market value of the Company’s common stock on the Separation Date, then such options will no longer qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and shall lose their potentially tax favorable status as of the Effective Date. Further, any options that retain their status as “incentive stock options” following the Effective Date and are exercised more than three (3) months following the Separation Date shall not be considered “incentive stock options” within the meaning of Section 422 of the Code.  You acknowledge that the value of restricted stock units that are scheduled to vest in 2026 shall be subject to employment taxes in 2025, and you agree to make arrangements satisfactory to the Company to timely satisfy such employment taxes.

4.Cooperation.  As a condition precedent to receiving the benefit with respect to extension of  COBRA coverage as set forth in Section 2 and the extension of the applicable equity award period as  set forth in section 3, you agree to continue to work for the Company as an independent contractor for up to 20 hours per month for a period of up to one year after the Separation Date.  Nothing in this Agreement prevents you from being engaged or employed in any other business, trade, profession, or other activity after your Separation Date while also providing services to the Company pursuant to this Section 4. You acknowledge and agree to abide by the terms of Section 9 “Maintaining Confidential Information.”

5.Your Release of Claims Against the Company.  You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a)	On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, representatives, agents, attorneys and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time through the Separation Date. Without limiting the generality of the foregoing, you hereby release and forever discharge the Releasees of and from any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner

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whatsoever your employment by the Company, including, but not limited to, wage claims (base, bonus or commission), your termination of your position and your employment separation, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under that Age Discrimination in Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; Claims arising under any other local, state or federal laws governing employment, including, but not limited to, the laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, failure to pay wages (base, bonus and commission), discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company, and your right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing (or similar state agencies) administrative Claims of harassment, discrimination or retaliation; provided, however, that you release your right to secure damages as a remedy for any such administrative Claims.

b)	Notwithstanding the generality of the foregoing in subsection a) above, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company, and your right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing (or similar state agency) administrative Claims of harassment, discrimination or retaliation; provided, however, that you release your right to secure damages as a remedy for any such administrative Claims.

6.Notification of And Acknowledgment of Rights Under the Older Workers Benefit Protection Act.  With respect to any claim of age discrimination:

a)

You acknowledge understand and agree that you are is releasing claims that may arise prior to the execution of this Agreement under the Older Worker Benefit Protection Act (“OWBPA”) and/or the Age Discrimination in

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Employment Act of 1967, as amended (“ADEA”).  You further understand and agrees that this Agreement does not purport to waive any rights or claims that may arise from acts or events occurring after the date this Agreement is executed by the Parties. You understand nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law;

b)

You understand and agree that the Company has provided you with a period of not less than twenty-one (21) calendar days, as provided for by the Older Workers Benefit Protection Act (“OWBPA”) within which to decide whether to enter into this Agreement to accept the Severance Payments and benefits set forth in Section 2, and in return, whether to provide the Company with this Release (“Consideration Period”).  In the event You choose to sign this Agreement prior to the expiration of the Consideration Period, you represent that you are knowingly and voluntarily waiving the remainder of the Consideration Period. The Company has made no threats or promises to induce you to sign earlier.  You agree with the Company that changes made to this Agreement, whether material or immaterial, do not restart the running of the 21-day Consideration Period;

c)

You acknowledge that you shall return the signed Agreement not earlier than April 18, 2025.  The Company will return and deem null an Agreement that is signed prior to that date.  Separately, you shall return the signed Agreement not later than May 16, 2025, and if you do not do so, the Agreement shall be void in its entirety;

d)

You shall have seven (7) calendar days after you sign this Agreement to revoke the acceptance of the terms of this Agreement (“Revocation Period”). Revocation may be effective by delivering written notice written notice to Rebecca Sunshine, Chief Human Resources Officer, 333 Twin Dolphin Drive, Suite 600, Redwood City, CA 94065 or by email at [***]. To become effective, the written notice of revocation must be received by Ms. Sunshine no later than 5:00 p.m. Pacific Daylight Time on the seventh (7th) calendar day after you execute this Agreement, or else you must mail the revocation to Ms. Sunshine no later than such seventh (7th) calendar day, and must also notify Ms. Sunshine by telephone by 5:00 p.m. Pacific daylight Time that the written notice has been mailed.  If, however, you revoke this Agreement, it shall be terminated in its entirety, and you shall not receive the Severance Payments or benefits set forth in Section 2 above;

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e)

You have carefully read and fully understands all of the provisions of this Agreement, which are written in a manner that you clearly understand. You further acknowledge and agree that no one coerced, threatened, pressured or otherwise hurried you to execute this Agreement;

f)	The Consideration provided for in this Agreement is in addition to that to which you are already entitled and will receive upon your termination from the Company;
g)

In executing this Agreement, you acknowledge that you are hereby advised to consult with, and be advised by, independent lawyers of your choice and that you have executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence;

h)	You knowingly and voluntarily agree to all of the terms in this Agreement and intends to be legally bound by this Agreement; and,

YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7. Employee’s Representations. You represent and warrant that:

a)	You have returned to the Company all Company property in your possession, including all confidential information that you received while at the Company and/or created for the purposes of your employment while at the Company. You may retain your company laptop and IT access through December 31, 2025 (which may be extended through December 31, 2026 if agreed to by both parties).
b)	You are not owed wages, commissions, bonuses, equity awards or other compensation, other than as set forth in Section 1-3, above.

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c)	During the course of your employment, you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation laws.
d)	You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

8.Non-disparagement; Neutral Reference.  You agree  not  to make,  directly  or indirectly, to any person or entity, including but not limited to the Company’s present, future, and/or former employees and/or clients, and/or the press, any written or verbal statements that are intentionally false, sharp, disparaging attacks, or made with reckless disregard for the truth, upon the Company, the quality of the Company’ products or its business policies, in a manner reasonably calculated to harm the Company’s reputation, good will, financial status, business or client relationships, or reduce The Company’s income.  You further agree not to post any such statements on the internet or any blog or social networking site, including but not limited to Facebook, X, Instagram, Glassdoor, LinkedIn, or any other internet site or platform. Nothing about this provision should be interpreted as, or will be applied as, restricting your rights under Section 7 of the National Labor Relations Act or taking part in a state or federal proceeding, such as before the National Labor Relations Board.  You shall direct all calls for references to the Company’s Human Resources Department, who will advise a prospective employer that it is the Company’s standard policy to only verify your job title and dates of employment, and nothing more.

9.Maintaining Confidential Information.  You will abide by all of your confidentiality obligations to the Company, including those outlined in your Proprietary Information and Inventions Agreement (PIIA) that you entered at the start of your employment with the Company, see, e.g., Sections 1, 2 (Proprietary Information, Recognition of Company’s Rights; Nondisclosure), and Section 10 (Additional Activities).  You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner. This includes any confidential information that you created for purposes of your employment at the Company.  For the purposes of this Agreement, confidential information and proprietary information, as defined in the PIIA, are interchangeable.

10.  Confidential Separation Information.  Employee and Company agree that the existence of the Agreement, the amount of the Severance Payments, the terms and conditions of this Agreement and any discussions between employee and the Company that led to the terms and conditions of this Agreement are confidential and will not be disclosed to any other person, other than any public disclosures by the Company that are required by applicable law, including public filings of the terms of this agreement or this agreement with the Securities and Exchange Commission.

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11.  Violation of Agreement. You understand that any violation of any of your obligations under this Agreement, will result in this Agreement being deemed null and void, and may require you to repay to the Company any Severance Payments or other benefits you received hereunder.

12.Section 409A.  To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. You and the Company acknowledge that absent your resignation from employment with the Company, the Company would have terminated your services and, notwithstanding any characterization of your termination of employment as a resignation, the termination of your employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code in accordance with Treasury Regulation Section 1.409A-1(n)(1).

13.Entire Agreement; Amendment.  This Agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the terms of your separation.  This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

14.Governing Law/Venue.  To the greatest extent allowed by law, this Agreement will be governed in all respects by the laws of the State of California without giving effect to any choice of law rules that would dictate application of the laws of a different jurisdiction.   The parties agree that, to the greatest extent allowed by law, any dispute between them related in any way to this Agreement will be brought in the state or federal courts in San Mateo County.  The parties specifically consent to the sole jurisdiction of such courts.

Kindly sign where indicated below, and return this letter to Rebecca Sunshine, Chief Human Resources Officer, by [***].

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Sincerely,

/s/ Rebecca Sunshine

Rebecca Sunshine

Chief Human Resources Officer

Accepted and agreed to on this ___8.00__ day of __May_______________ 2025.

/s/ Paul Reider

Paul Reider

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